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                                                                    EXHIBIT 99.1



[NEWCOR LOGO]            NEWS RELEASE  NEWS RELEASE  NEWS RELEASE  NEWS RELEASE
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For additional information call: James J. Connor, Newcor, Inc. 43252 Woodward,
Suite 240, Bloomfield Hills, MI 48302-0574 Tel: 248-253-2400 FAX: 248-253-2413


IMMEDIATE RELEASE


            NEWCOR APPOINTS DAVID A. SEGAL TO BOARD OF DIRECTORS

NEWCOR, Inc., Bloomfield Hills, Michigan, February 15, 2001. Newcor, Inc. (AMEX: NER) and EXX INC (AMEX: EXXa, EXXb) announced that Newcor, Inc. has appointed Mr. David A. Segal as a director of Newcor, Inc., effective Thursday, February 15, 2001, at its regular Board of Directors meeting yesterday. Mr. Segal, who is chairman of EXX INC, is the beneficial owner, together with EXX INC, of 17.5% of the company's common shares outstanding. In addition to naming Mr. Segal to the Board of Newcor, the company has also increased the size of the Board, by two, to nine members and has agreed with EXX INC that a director nominated by EXX, subject to normal approval procedures by the Board, would also be added as part of that nine-member Board of Directors.

In conjunction with naming Mr. Segal and an additional EXX nominee to the Board, Newcor, EXX and Mr. Segal have entered into a definitive Agreement regarding other matters related to Mr. Segal's and EXX's stock ownership in Newcor and corporate governance. The Agreement, among other matters, provides that Newcor will amend its stockholders rights plan to allow EXX to increase its ownership stake in Newcor to 23.5% through December 31, 2001, increasing such amounts to 25.5% through December 31, 2003, 27.5% through December 31, 2004, and 30.0% thereafter. In addition, EXX has agreed to forego any proxy contest related to Newcor through December 31, 2003. Such Agreement is contained in a Form 8K filed with the Securities and Exchange Commission today. Reference should be made to that filing for specific details related to the Agreement.

EXX INC is a holding company, based in Las Vegas, Nevada, engaged in the production and sale of impulse toys, watches and kites. It also sells electric motors and cable pressurization equipment for the telecommunications industry. EXX INC's Class A common stock and Class B common stock is listed on the AMEX under the symbols EXXa and EXXb.

NEWCOR, Inc., headquartered in Bloomfield Hills, Michigan, designs and manufactures precision machine and molded rubber and plastic products, as well as custom machines and manufacturing systems. NEWCOR, Inc. is listed on the AMEX under the symbol NER.